Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Omnibus Incentive Plan of Papa John’s International, Inc. of our reports dated February 27, 2018, with respect to the consolidated financial statements and schedule of Papa John’s International, Inc. and the effectiveness of internal control over financial reporting of Papa John’s International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

May 8, 2018